                                                                   (EXHIBIT 4.4)


================================================================================


                                CREDIT AGREEMENT


                              Dated June 19, 1996


                                    Between


                             WALL STREET DELI, INC.

                                      and

                            AMSOUTH BANK OF ALABAMA

                                 Relating to a

                           $7,500,000 Revolving Loan


================================================================================


                                      (1)46

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
                                                        ARTICLE 1

                                          RULES OF CONSTRUCTION AND DEFINITIONS
                                          -------------------------------------

         SECTION 1.1  GENERAL RULES OF CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                      -----------------------------
         SECTION 1.2  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                      -----------

                                                        ARTICLE 2

                                                  CREDIT TO BE EXTENDED
                                                   UNDER THIS AGREEMENT
                                                 ------------------------

         SECTION 2.1  Revolving Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                      --------------
         SECTION 2.2  Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                      ----
         SECTION 2.3  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                      --------
         SECTION 2.4  Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                      -----------
         SECTION 2.5  Extension of Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                      -----------------------------
         SECTION 2.6  Place and Time of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                      --------------------------
         SECTION 2.7  Reduction or Cancellation of Revolving Loan . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                      -------------------------------------------
         SECTION 2.8  LETTER OF CREDIT BORROWINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                      ---------------------------

                                                        ARTICLE 3

                                                         INTEREST
                                                         --------

         SECTION 3.1  Applicable Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                      -------------------------
         SECTION 3.2  Procedure for Exercising Interest Rate Options  . . . . . . . . . . . . . . . . . . . . . . . .  13
                      ----------------------------------------------
         SECTION 3.3  QUOTED COST OF FUNDS RATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                      -------------------------
         SECTION 3.4  LIBOR-Based Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                      ----------------
         SECTION 3.5  Termination of LIBOR-Based Rate; Increase in LIBOR-Based Rate; Reduction of Return  . . . . . .  14
                      ----------------------------------------------------------------------------------
         SECTION 3.6  Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      ------------

                                                        ARTICLE 4

                                              REPRESENTATIONS AND WARRANTIES
                                              ------------------------------

         SECTION 4.1  Organization, Powers, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      -------------------------
         SECTION 4.2  Authorization of Borrowing, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                      -------------------------------
         SECTION 4.3  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                      ----------
         SECTION 4.4  Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                      ----------





                                      (2)47

         SECTION 4.5  Federal Reserve Board Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                      ---------------------------------
         SECTION 4.6  Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                      ----------------------
         SECTION 4.7  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                      -----
         SECTION 4.8  Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                      --------------
         SECTION 4.9  Consents, Registrations, Approvals, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                      ---------------------------------------
         SECTION 4.10 Financial Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                      -------------------
         SECTION 4.11 No Misleading Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                      -------------------------
         SECTION 4.12 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                      -----
         SECTION 4.13 Patents, Trademarks   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                      -------------------
         SECTION 4.14 Hazardous Substances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                      --------------------
         SECTION 4.15 Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                      --------
         SECTION 4.16 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                      ------------


                                                        ARTICLE 5

                                                  CONDITIONS OF LENDING
                                                  ---------------------

         SECTION 5.1  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                      ------------------------------
         SECTION 5.2  No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                      ----------
         SECTION 5.3  Automatic Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                      ----------------------------------------
         SECTION 5.4  Required Items  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                      --------------
         SECTION 5.5  AUTHORIZED REPRESENTATIVE CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                      --------------------------------------
         SECTION 5.6  OTHER SUPPORTING DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                      --------------------------

                                                        ARTICLE 6

                                                        COVENANTS
                                                        ---------

         SECTION 6.1  Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                      ---------
         SECTION 6.2  Continuation of Current Business, Offices, Name, etc. . . . . . . . . . . . . . . . . . . . . .  21
                      ----------------------------------------------------
         SECTION 6.3  Sale of Assets, Consolidation, Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                      -------------------------------------
         SECTION 6.4  Accounting Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                      ------------------
         SECTION 6.5  Reports to the Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                      ---------------------
         SECTION 6.6  Maintenance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                      -----------
         SECTION 6.7  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                      ---------
         SECTION 6.8  Payment of Indebtedness, Taxes, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                      -----------------------------------
         SECTION 6.9  Litigation Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                      -----------------
         SECTION 6.10 Visitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                      ----------
         SECTION 6.11 Notice of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                      -----------------
         SECTION 6.12 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                      ------------------
         SECTION 6.13 Transactions with Related Persons.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                      ---------------------------------
         SECTION 6.14 Use of Revolving Loan Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                      ------------------------------
         SECTION 6.15 Financial Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                      -------------------
                 Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24





                                      (3)48

                 Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Take or Pay Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Sale-Leaseback . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Investments, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Sale of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Lease Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 6.16 Change in Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                      --------------------
         SECTION 6.17 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                      ------------


                                                        ARTICLE 7

                                                    EVENTS OF DEFAULT
                                                    -----------------

         SECTION 7.1  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                      -----------------
         SECTION 7.2  Lender's Remedies on Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                      ----------------------------

                                                        ARTICLE 8

                                                      MISCELLANEOUS
                                                      -------------

         SECTION 8.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                      -------
         SECTION 8.2  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                      --------
         SECTION 8.3  Independent Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                      -----------------------
         SECTION 8.4  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                      ----------------------
         SECTION 8.5  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                      -------------
         SECTION 8.6  Date of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                      -----------------
         SECTION 8.7  Separability Clause . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                      -------------------
         SECTION 8.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                      ------------
         SECTION 8.9  No Oral Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                      ------------------
         SECTION 8.10 Waiver and Election   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                      -------------------
         SECTION 8.11 No Obligations of Lender; Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                      -----------------------------------------
         SECTION 8.12 Set-off   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                      -------
         SECTION 8.13 Participation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                      -------------
         SECTION 8.14 Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                      --------------------------
         SECTION 8.15 Usury Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                      ----------
         SECTION 8.16 Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                      -----------






                                      (4)49

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT ("this Agreement") dated June 19, 1996 is between WALL STREET DELI, INC., a Delaware corporation (the "Borrower"), and AMSOUTH BANK OF ALABAMA, an Alabama banking corporation (the "Lender").


                                    RECITALS

         Capitalized terms used in these Recitals have the meanings defined for them above or in Section 1.2. The Borrower has requested that the Lender extend Credit to the Borrower under this Agreement and the other Credit Documents as described herein. To induce the Lender to extend Credit to the Borrower, the Borrower has agreed to execute and deliver this Agreement to the Lender.


                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing Recitals, and to induce the Lender to extend credit to the Borrower under this Agreement and the other Credit Documents, the Borrower agrees with the Lender as follows:


                                   ARTICLE 1

                     RULES OF CONSTRUCTION AND DEFINITIONS

         SECTION 1.1 GENERAL RULES OF CONSTRUCTION. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (a) Words of masculine, feminine or neuter gender include the correlative words of other genders. Singular terms include the plural as well as the singular, and vice versa.

         (b) All references herein to designated "Articles," "Sections" and other subdivisions or to lettered Exhibits are to the designated Articles, Sections and subdivisions hereof and the Exhibits annexed hereto unless expressly otherwise designated in context. All Article, Section, other subdivision and Exhibit captions herein are used for reference only and do not limit or describe the scope or intent of, or in any way affect, this Agreement.

         (c) The terms "include," "including," and similar terms shall be construed as if followed by the phrase "without being limited to."





                                      (5)50

         (d) The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, other subdivision or Exhibit.

         (e) All Recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated in this Agreement by reference.

         (f) No inference in favor of or against any party shall be drawn from the fact that such party or such party's counsel has drafted any portion hereof.

         (g) All references in this Agreement to a separate instrument are to such separate instrument as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

         (h) If the Borrower now or hereafter has any Subsidiaries, all computations required in connection with the covenants contained in Article 6 shall be made for the Borrower and its Subsidiaries on a combined or consolidated basis, after elimination of intercompany items, and all financial statements, reports and certificates required hereunder shall be prepared on the same basis.

         (i) All accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made, in accordance with generally accepted accounting principles applied on a consistent basis. All references herein to "generally accepted accounting principles" refer to such principles as they exist at the date of application thereof; provided, however, that if any change in generally accepted accounting principles after the Closing Date could, in the reasonable judgment of the Lender, affect adversely the interests of the Lender or the Borrower in the interpretation or calculation of the financial covenants or other provisions of this Agreement or the other Credit Documents, such change shall not be effective for purposes of this Agreement (other than as set forth in Section 6.15(n)(3) and (6)) or the other Credit Documents unless and until the provisions of this Agreement and the other Credit Documents that could be adversely affected by such change have been amended by the mutual agreement of the Borrower and the Lender so as to assure that the interests of the Lender and the Borrower will not be adversely affected by such change.

         SECTION 1.2 DEFINITIONS. As used in this Agreement, the following terms are defined as follows:

         (a) ACTUAL/360 DAY BASIS means a method of computing interest and other charges on the basis of an assumed year of 360 days for the actual number of days elapsed, meaning that the interest accrued for each day will be computed by multiplying the interest rate applicable on that day by the unpaid principal balance on that day and dividing the result by 360.

         (b)     ADVANCE is defined in Section 2.1.





                                      (6)51

         (c) AFFILIATE of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         (d) AGREEMENT means, on any date, this Credit Agreement, as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, restated or otherwise modified and in effect on such date.

         (e)     APPLICATION is defined in Section 2.8.

         (f) AUTHORIZED REPRESENTATIVE means the officer or officers of the Borrower that are duly authorized to act for the Borrower in the specified capacity under the Governing Documents of the Borrower or applicable law.

         (g) BUSINESS DAY means (a) any day on which commercial banks located in Birmingham, Alabama are generally open for business and (b) if such day relates to the giving of notices or quotes in connection with a LIBOR Quote or to a borrowing of, a payment or prepayment of principal of or interest on, or a LIBOR-Based Rate Period for, a LIBOR-Based Rate Segment or a notice by the Borrower with respect to any such borrowing, payment, prepayment or LIBOR-Based Rate Period, any day on which dealings in Dollar deposits are carried out in the London interbank market.

         (h)     CLOSING DATE means June 19, 1996.

         (i) CREDIT means, individually and collectively, all loans, forbearances, renewals, extensions, advances, disbursements and other extensions of credit now or hereafter made by the Lender to or for the account of the Borrower under this Agreement and the other Credit Documents, including the Loans.

         (j) CREDIT DOCUMENTS means this Agreement and the documents described in Exhibit A and all other documents now or hereafter executed or delivered in connection with the transactions contemplated thereby.

         (k) DEBT of any person means (1) all indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of borrowed money, (2) all deferred indebtedness for the payment of the purchase price of property or assets purchased, (3) all capitalized lease obligations, (4) all indebtedness secured by any Lien on any property of such person, whether or not indebtedness secured thereby has been assumed, (5) all obligations with respect to any conditional sale contract or title retention agreement, (6) all indebtedness and obligations arising under acceptance facilities or in connection with surety or similar bonds, and





                                      (7)52
the outstanding amount of all letters of credit issued for the account of such person, and (7) all obligations with respect to interest rate swap agreements.

         (l) DEFAULT RATE means a rate of interest equal to two percentage points (200 basis points) in excess of the Prime Rate, or the maximum rate permitted by law, whichever is less.

         (m) DOLLAR and the symbol $ means dollars constituting legal tender for the payment of public and private debts in the United States of America.

         (n) ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         (o) EVENTS OF DEFAULT is defined in Section 7.1. An Event of Default "exists" if an Event of Default has occurred and is continuing.

         (p) GOVERNING DOCUMENTS means the Certificate of Incorporation and Bylaws of the Borrower and all amendments and supplements thereto.

         (q) GOVERNMENTAL AUTHORITY means any national, state, county, municipal or other government, domestic or foreign, and any agency, authority, department, commission, bureau, board, court or other instrumentality thereof.

         (r) GOVERNMENTAL REQUIREMENTS means all laws, rules, regulations, ordinances, judgments, decrees, codes, orders, injunctions, notices and demand letters of any Governmental Authority.

         (s) HAZARDOUS SUBSTANCES means all pollutants, effluents, contaminants, emissions, toxic or hazardous wastes and other substances, the removal of which is required or the manufacture, use, maintenance, handling, discharge or release of which is regulated, restricted, prohibited or penalized by any Governmental Requirement, or even if not so regulated, restricted, prohibited or penalized, might pose a hazard to the health and safety of the public or the occupants of the property on which it is located or the occupants of the property adjacent thereto, including (1) asbestos or asbestos-containing materials, (2) urea formaldehyde foam insulation, (3) polychlorinated biphenyls
(PCBs), (4) flammable explosives, (5) radon gas, (6) laboratory wastes, (7) experimental products, including genetically engineered microbes and other recombinant DNA products, (8) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum products and synthetic gas usable as fuel, (9) radioactive materials and (10) any substance or mixture listed, defined or otherwise determined by any Governmental Authority to be hazardous, toxic or dangerous, or otherwise regulated, affected, controlled or giving rise to liability under any Governmental Requirement.

         (t) LETTER OF CREDIT BORROWINGS means as of any date the maximum aggregate amount that the Lender could be required to pay under drafts that could properly be drawn in compliance





                                      (8)53
with the terms of all Letters of Credit outstanding on such date, other than drafts that have been drawn and paid.

         (u) LETTER OF CREDIT OBLIGATIONS means (a) the Letter of Credit Borrowings and (b) the Reimbursement Obligations and the Borrower's other obligations under this Agreement and the Applications with respect to drawings made on Letters of Credit, including obligations with respect to all principal, interest, fees and other charges related thereto.

         (v) LETTERS OF CREDIT means all letters of credit hereafter issued by the Lender for the account of the Borrower.

         (w) LIBOR-BASED RATE means a rate per annum equal to the LIBOR Quote, plus 175 basis points.

         (x) LIBOR-BASED RATE PERIOD means a period of one, two or three months commencing on a Business Day selected by the Borrower pursuant to
Section 3.1 below, with respect to which the LIBOR-Based Rate is (or is proposed to be) applicable to a LIBOR-Based Rate Segment. Each LIBOR-Based Rate Period shall end on (but exclude) the date that corresponds numerically to the commencement date selected by the Borrower one, two or three months thereafter; provided, however, that if there is no such numerically corresponding date in such next, second or third succeeding month, the LIBOR-Based Rate Period shall end on the last Business Day of such next, second or third succeeding month. If the selected LIBOR-Based Rate Period would otherwise end on a day that is not a Business Day, it shall end on the next succeeding Business Day.

         (y) LIBOR-BASED RATE SEGMENT means a Segment to which the LIBOR-Based Rate is (or is proposed to be) applicable.

         (z) LIBOR QUOTE means, with respect to any time at which the LIBOR-Based Rate is to be determined, the rate of interest determined by the Lender at such time by reference to the Knight-Ridder MoneyCenter reporting service or other comparable financial information reporting service at the time employed by the Lender, as the Lender's best estimate of the cost of funds available to the Lender from the purchase on the London interbank market of funds in the form of time deposits in Dollars in the approximate amount of the LIBOR-Based Rate Segment, having a maturity comparable to the LIBOR-Based Rate Period during which the LIBOR-Based Rate is to be in effect, it being expressly understood that (1) the Lender may not actually purchase any such time deposits and obtain such funds and (2) the LIBOR Quote will be an estimate, and for a variety of reasons, including changing market conditions, the actual cost of funds to the Lender (if the Lender elects to purchase funds in the form of time deposits on such date) might vary from the LIBOR Quote.

         (aa) LIBOR RESERVE REQUIREMENT means the percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor



                                     (9)54

Governmental Authority), on the date on which the LIBOR-Based Rate is determined, for determining the reserve requirements of the Lender (including any marginal, emergency, supplemental, special or other reserves) with respect to liabilities relating to time deposits purchased in the London interbank market having a maturity equal to the period during which the LIBOR-Based Rate will be in effect and in an amount equal to the LIBOR-Based Rate Segment involved, without any benefit or credit for any proration, exemptions or offsets under any now or hereafter applicable regulations.

         (bb) LIEN means any mortgage, pledge, assignment, charge, encumbrance, lien, security title, security interest or other preferential arrangement.

         (cc) LOANS means the Revolving Loan, Letter of Credit Borrowings and Reimbursement Obligations, and all extensions and renewals thereof.

         (dd) MARGIN STOCK is defined in Regulation U of the Federal Reserve Board, as amended.

         (ee)    MAXIMUM AVAILABLE AMOUNT means $7,500,000.

         (ff)    NOTE is defined in Section 2.2.

         (gg) OBLIGATIONS means (1) the Revolving Loan, the Letter of Credit Obligations and all other obligations and debts owing to the Lender and arising under the terms of this Agreement, the Note, the Applications and the other Credit Documents, whether now or hereafter incurred, existing or arising, including the Revolving Loan, all Letter of Credit Borrowings and Reimbursement Obligations with respect thereto; (2) any sums expended by the Lender in exercising the rights and remedies described in Section 7.2; (3) all accrued interest on the Revolving Loan and Reimbursement Obligations, and all costs, fees, charges and expenses incurred and payable in connection therewith, including fees payable under the terms of, or in connection with, this Agreement; (4) all other obligations and debts owing to the Lender arising in connection with, ancillary to, or in support of the Revolving Loan and Letter of Credit Borrowings; (5) the payment and performance of all other indebtedness, obligations and liabilities of the Borrower to the Lender (including obligations of performance) of every kind whatsoever, arising directly between the Borrower and the Lender or acquired outright, as a participation or as collateral security from another person by the Lender, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, account party with respect to a letter of credit, indemnitor or otherwise; and (6) all renewals, extensions, modifications and amendments of any of the foregoing, whether or not any renewal, extension, modification or amendment agreement is executed in connection therewith.





                                      (10)55

         (hh) PERMITTED CONTEST means any appropriate proceeding conducted in good faith by the Borrower to contest any tax, assessment, charge, Lien or similar claim, during the pendency of which proceeding the enforcement of such tax, assessment, charge, Lien or claim is stayed; provided that the Borrower has set aside on its books or, if required by the Lender, deposited as cash collateral with the Lender, adequate cash reserves to assure the payment of any such tax, assessment, charge, Lien or claim.

         (ii) PERSON (whether or not capitalized) includes natural persons, sole proprietorships, corporations, trusts, unincorporated organizations, associations, companies, institutions, entities, joint ventures, partnerships, limited liability companies and Governmental Authorities.

         (jj) PRIME RATE means that rate of interest designated by the Lender from time to time as its "prime rate," it being expressly understood and agreed that the "prime rate" is merely an index rate used by the Lender to establish lending rates and is not necessarily the Lender's most favorable lending rate, and that changes in the "prime rate" are discretionary with the Lender.

         (kk) QUOTED COST OF FUNDS RATE means, for any day, 175 basis points in excess of the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Birmingham, Alabama time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

         (ll) REIMBURSEMENT OBLIGATION means at any time the obligation of the Borrower with respect to any Letter of Credit to reimburse the Lender for amounts theretofore paid by the Lender pursuant to a drawing under such Letter of Credit.

         (mm) REQUEST FOR ADVANCES OR INTEREST RATE ELECTION shall have the meaning attributed to that term in Section 2.2.

         (nn)    REVOLVING LOAN is defined in Section 2.1.

         (oo) SEGMENT means a portion of the Advances (or all thereof) with respect to which a particular interest rate is (or is proposed to be) applicable. The aggregate amount of all Advances that bear interest at the Quoted Cost of Funds Rate shall be deemed to constitute a single Segment. The aggregate amount of all Advances that bear interest at the same LIBOR-Based Rate and for the same LIBOR-Based Rate Period shall be deemed to constitute a single LIBOR-Based Rate Segment.





                                      (11)56

         (pp) SOLVENT means, with respect to any person on a particular date, that as of such date (1) the fair value of the property of such person (both at fair valuation and at present fair saleable value on an orderly basis) is greater than the total amount of liabilities (including contingent liabilities) of such person, (2) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person's property would constitute an unreasonably small capital, and (3) such person does not intend to, or believe or reasonably should have believed that it will, incur debts beyond its ability to repay as they become due.

         (qq) SUBSIDIARY means (1) any corporation more than 50% of whose shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason of the happening of any contingency), are owned or controlled directly or indirectly by the Borrower, or (2) any partnership or limited liability company, 50% or more of the partnership or membership interests in which are owned or controlled, directly or indirectly, by the Borrower, and includes entities currently or hereafter falling within the categories described above.

         (rr) TERMINATION DATE means the maturity date of the Obligations (which is initially May 31, 1997), as such date may be extended from time to time pursuant to Section 2.5 or accelerated pursuant to Section 7.2.


                                   ARTICLE 2

                             CREDIT TO BE EXTENDED
                              UNDER THIS AGREEMENT

         SECTION 2.1  REVOLVING LOAN.

         (a) From the Closing Date to (but not including) the Termination Date, the Lender agrees, upon the terms and subject to the conditions of this Agreement, to make a revolving loan (the "Revolving Loan") available to the Borrower, pursuant to which the Borrower may from time to time borrow from the Lender and repay and reborrow, such sums as may be needed by the Borrower for the purposes expressed in this Agreement, up to an amount at any one time outstanding not exceeding the Maximum Available Amount in effect from time to time, less the sum of (i) then outstanding Letter of Credit Borrowings, (ii) then outstanding Reimbursement Obligations and (iii) then outstanding overdrafts that the Borrower may have with respect to any and all operating accounts established by the Borrower with the Lender.

         (b) Each advance to the Borrower under the Revolving Loan (an "Advance") that is to bear interest at the Quoted Cost of Funds Rate shall be made not more frequently than once each Business Day and shall be made either on telephone request by the Borrower to the Bank not later than noon (Birmingham, Alabama time) on the day on which the Advance is to be made or in





                                      (12)57
accordance with the provisions of the automated Control Account-Credit Line Service Agreement executed by the Borrower in favor of the Lender (the "Disbursement Agreement"). Each Advance that is to bear interest at the LIBOR-Based Rate shall be in an aggregate amount not less than $100,000 or a greater integral multiple of $100,000. Each request for Advances that are to bear interest at the LIBOR-Based Rate must be in writing (which may be by facsimile transmission) and must be received by the Lender not later than noon, Birmingham, Alabama time, on the day on which such Advances are to be made, except that, if the Lender so requires, the request must be received by the Lender not later than 10:00 a.m., Birmingham, Alabama time, three Business Days prior to the day on which such Advances are to be made. Each request for Advances that are to bear interest at the LIBOR-Based Rate shall be in the form attached hereto as Exhibit C ("Request for Advances or Interest Rate Election") and shall specify the aggregate amount of the Advances requested, the day as of which the Advances are to be made and shall provide the interest rate information called for in Section 3.2. All the Advances requested in a single Request for Advances or Interest Rate Election shall be subject to the same interest rate terms. Not later than 2:00 p.m. Birmingham, Alabama time on the date specified for the Advances, the Lender shall make available the amount of the Advances to be made by it on such date to the Borrower by depositing the proceeds thereof into an account with the Lender or with an Affiliate of the Lender in the name of the Borrower. The Advances shall bear interest as provided in Article 3. The Lender's obligation to make Advances shall terminate, if not sooner terminated pursuant to the provisions of this Agreement, on the Termination Date. The Lender shall have no obligation to make Advances if an Event of Default exists. Each Request for Advances or Interest Rate Election, whether submitted under this Section 2.1(b) in connection with requested Advances or under Section 3.2 in connection with an interest rate election, shall be signed by an Authorized Representative of the Borrower designated as authorized to sign and submit Request for Advances or Interest Rate Election forms in the documents submitted to the Lender pursuant to Section 5.5. The Borrower may, from time to time, by written notice to the Lender, terminate the authority of any Authorized Representative to submit Request for Advances or Interest Rate Election forms, such termination of authority to become effective upon actual receipt by the Lender of such notice of termination. The Borrower may from time to time authorize other Authorized Representatives to sign and submit Request for Advances or Interest Rate Election forms by delivering to the Lender a certificate of the Secretary of the Borrower certifying the incumbency and specimen signature of each such Authorized Representative. The Lender shall be entitled to rely conclusively upon the authority of any Authorized Representative so designated by the Borrower. The Lender may, at its option, without any request by the Borrower, make Advances (with interest calculated at the Quoted Cost of Funds Rate) to itself for the purpose of paying overdrafts that the Borrower may have from time to time with respect to any operating accounts established by the Borrower with the Lender.

         SECTION 2.2 NOTE. All Advances shall be evidenced by a certain master note (the "Note"), payable to the order of the Lender, duly executed on behalf of the Borrower, dated the Closing Date, in the principal amount of $7,500,000 and satisfactory in form and substance to the Lender. The Note shall be valid and enforceable as to the aggregate amount of the Revolving





                                      (13)58

Loan outstanding from time to time, whether or not the full amount of the Revolving Loan is actually advanced by the Lender to the Borrower.

         SECTION 2.3 PAYMENTS. All interest accrued at the Quoted Cost of Funds Rate shall be payable in arrears on the first day of each month, commencing on July 1, 1996; and all interest accrued on each LIBOR-Based Rate Segment shall be payable on the last day of the applicable LIBOR-Based Rate Period. The principal amount of the Advances, together with accrued interest thereon, shall be due and payable on the Termination Date.

         SECTION 2.4  PREPAYMENTS.

         (a) The Borrower may at any time prepay all or any part of the Advances, without premium or penalty; provided, however, that (1) unless the Borrower pays the amounts, if any, due under Section 3.6, no LIBOR-Based Rate Segment may be prepaid during a LIBOR-Based Rate Period if the Lender purchases and obtains such funds comprising the LIBOR-Based Rate Segment being prepaid, and (2) any partial prepayment shall be in the amount of $100,000 or more unless prepayments are made pursuant to the terms of the Disbursement Agreement. The Borrower shall pay, on the date of prepayment, all interest accrued to the date of prepayment on any amount prepaid in connection with the prepayment in full of the Obligations and the concurrent termination of this Agreement. The Borrower shall pay all interest accrued to the date of prepayment on the amount prepaid.

         (b) If at any time the principal amount of the Advances, together with the sum of the then outstanding Letter of Credit Borrowings and Reimbursement Obligations, is greater than the Maximum Available Amount, the Borrower shall immediately make a prepayment (notwithstanding the provisions of clause (a)(1) of this Section, but subject to the provisions of Section 3.6) on the Advances equal to the difference between (i) said aggregate principal amount of the Advances plus the sum of the then outstanding Letter of Credit Borrowings and Reimbursement Obligations and (ii) the Maximum Available Amount.

         SECTION 2.5 EXTENSION OF TERMINATION DATE. The Borrower and the Lender may from time to time extend the then- current Termination Date to any subsequent termination date upon which the Borrower and the Lender may agree by executing a written extension agreement. Upon the execution of such an extension agreement by the Borrower and the Lender, the maturity date of the Revolving Loan shall be extended to the agreed-upon termination date, and the agreed- upon termination date shall become the new "Termination Date" for purposes of this Agreement.

         SECTION 2.6  PLACE AND TIME OF PAYMENTS.

         (a) All payments by the Borrower to the Lender under this Agreement and the other Credit Documents shall be made in lawful currency of the United States and in immediately available funds to the Lender at its Main Office in Birmingham, Alabama at the hand delivery address set forth in Section
8.1 or at such other address within the continental United States as





                                      (14)59
shall be specified by the Lender by notice to the Borrower. Any payment received by the Lender after 2:00 p.m. (Birmingham, Alabama time) on a Business Day (or at any time on a day that is not a Business Day) shall be deemed made by the Borrower and received by the Lender on the following Business Day.

         (b) All amounts payable by the Borrower to the Lender under this Agreement or any of the other Credit Documents for which a payment date is expressly set forth herein or therein shall be payable on the specified due date without notice or demand by the Lender. All amounts payable by the Borrower to the Lender under this Agreement or the other Credit Documents for which no payment date is expressly set forth herein or therein shall be payable ten days after written demand by the Lender to the Borrower. The Lender may, at its option, send written notice or demand to the Borrower of amounts payable on a specified due date pursuant to this Agreement or the other Credit Documents, but the failure to send such notice shall not affect or excuse the Borrower's obligation to make payment of the amounts due on the specified due date.

         (c) Payments that are due on a day that is not a Business Day shall be payable on the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.

         (d) Except as otherwise required by law, payments received by the Lender shall be applied first to expenses, fees and charges, then to interest and finally to principal.

         SECTION 2.7 REDUCTION OR CANCELLATION OF REVOLVING LOAN. The Borrower shall have the right at any time to reduce the unused portion of the Maximum Available Amount, provided that: (a) the Borrower shall give the Lender at least fifteen days' prior notice in writing of each such reduction,
(b) the amount of such reduction shall not be less than $500,000, and (c) no such reduction may be reinstated. The Borrower shall also have the right at any time to terminate this Agreement by prepayment in full of the Obligations (subject to the provisions of Section 2.4) with at least ten days' prior written notice of such termination.

         SECTION 2.8  LETTER OF CREDIT BORROWINGS.

         (a) From and after the Closing Date to (but not including) the Termination Date, the Lender may, at its sole discretion, upon the terms and subject to the conditions of this Agreement, issue Letters of Credit from time to time for the account of the Borrower in such amounts as may be requested by the Borrower and as shall be approved by the Lender, up to a maximum aggregate amount of Letter of Credit Borrowings at any one time outstanding that, when added to (i) the then outstanding Reimbursement Obligations plus (ii) the then outstanding Advances, would not exceed the Maximum Available Amount then in effect; provided, however, that no Letter of Credit shall be issued if the issuance thereof would cause the aggregate outstanding amount of Letter of Credit Borrowings and Reimbursement Obligations to exceed $2,500,000.





                                      (15)60

         (b) Each request by the Borrower for the issuance of a Letter of Credit (an "Application") shall, if required by the Lender, be submitted to the Lender, at least three Business Days prior to the date the Letter of Credit is to be issued, shall be on the Lender's then standard application form for letters of credit, shall obligate the Borrower to reimburse the Lender on demand for any amounts drawn under a Letter of Credit and such other sums as may be provided for therein, and shall be executed by a duly authorized officer of the Borrower. In the event of any conflict between the provisions of any Application and the provisions of this Agreement, the provisions of this Agreement shall govern.

         (c) Each Letter of Credit shall (i) be a letter of credit issued in the ordinary course of the business of the Borrower; (ii) expire by its terms on a date not later than eleven months after the Termination Date; (iii) be in an amount that complies with paragraph (a) of this Section 2.8; and (iv) contain such further provisions and conditions as may be requested by the Borrower, provided that such further provisions and conditions are standard and reasonable for ordinary irrevocable letters of credit and are reasonably satisfactory to the Lender.

         (d) For each Letter of Credit the Lender issues and all renewals thereof, the Lender shall receive from the Borrower, a letter of credit fee equal to the greater of (i) $500 or (ii) the rate of one and three-quarters percent (1.75%) per annum of the stated amount of the Letter of Credit being issued or renewed. Such fee shall be payable in advance on the date of issuance or renewal, as the case may be, and shall not be refundable under any circumstances.

         (e) The Borrower acknowledges that the Lender as issuer of the Letters of Credit will be required by applicable rules and regulations of the Federal Reserve Board to maintain reserves for its liability to honor draws made pursuant to a Letter of Credit. The Borrower agrees to reimburse the Lender promptly for all additional costs that it may hereafter incur solely by reason of its acting as issuer of the Letters of Credit and its being required to reserve for such liability, it being understood by the Borrower that other interest and fees payable under this Agreement do not include compensation of the Lender for such reserves. The Lender shall furnish to the Borrower, at the time of its demand for payment of such additional costs, the computation of such additional cost, which shall be conclusive absent manifest error, provided that such computations are made on a reasonable basis.

         (f) The Borrower shall pay to the Lender administrative and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the Lender and the Borrower shall agree from time to time.

         (g) If a draft drawn under a Letter of Credit is presented to the Lender and the Lender honors such draft, the Borrower shall, immediately upon demand of the Lender therefor, reimburse the Lender for the amount of such draft, with interest thereon from the date such draft is honored by the Lender to and including the date of reimbursement by the Borrower to the Lender therefor, at the Quoted Cost of Funds Rate. If the Borrower fails so to reimburse the Lender, immediately upon demand therefor, for any amount due to the Lender on account of a





                                      (16)61
draft drawn under the Letter of Credit and honored by the Lender, together with accrued interest thereon, by the close of business on the next Business Day after such amount becomes due, the Lender may, at its sole discretion, without exceeding the Maximum Available Amount, and without further notice to or demand upon the Borrower, make an Advance to itself for the purpose of paying such amount due to the Lender and interest thereon. Any such Advance shall be treated as any other Advance hereunder for all purposes, except for the requirement for a request from the Borrower for such Advance. Interest on any such Advance will be at the Quoted Cost of Funds Rate.

         (h) This Agreement shall not terminate so long as any Letter of Credit is in effect; provided, however, no Letters of Credit shall be issued under this Agreement after the Termination Date.

                                   ARTICLE 3

                                    INTEREST

         SECTION 3.1 APPLICABLE INTEREST RATES. The Borrower shall have the option to elect to have any Segment bear interest at the Quoted Cost of Funds Rate or the LIBOR-Based Rate. For any period of time and for any Segment with respect to which the Borrower does not elect the LIBOR-Based Rate, such Segment shall bear interest at the Quoted Cost of Funds Rate. The Borrower's right to elect the LIBOR-Based Rate shall be subject to the following requirements: (a) each LIBOR-Based Rate Segment shall be in the amount of $100,000 or more and in an integral multiple thereof, (b) each LIBOR-Based Rate Segment shall have a maturity selected by the Borrower of one, two or three months, (c) no more than five Segments may be outstanding at any time, and (d) no LIBOR-Based Rate Segment may have a maturity date later than the Termination Date.

         SECTION 3.2 PROCEDURE FOR EXERCISING INTEREST RATE OPTIONS. The Borrower may elect to have a particular interest rate apply to a LIBOR-Based Rate Segment by notifying the Lender in writing (which may be by facsimile transmission) not later than noon, Birmingham, Alabama time, on the day on which a requested LIBOR-Based Rate is to become applicable, except that, if the Lender so requires, the notice must be received by the Lender not later than 10:00 a.m. Birmingham, Alabama time, three Business Days before the day on which the requested LIBOR-Based Rate is to become applicable. Any notice of interest rate election hereunder shall be irrevocable and shall be on a Request for Advances or Interest Rate Election form and shall set forth the following:
(a) the amount of the LIBOR-Based Rate Segment to which the requested interest rate will apply, (b) the date on which the selected interest rate will become applicable, and (c) the maturity selected for the LIBOR-Based Rate Period. On the day that the Lender receives a notice hereunder requesting that the LIBOR-Based Rate be applicable, the Lender shall use its best efforts to notify the Borrower by telephone or by facsimile transmission of the Lender's estimate of the applicable LIBOR-Based Rate as early on that day or





                                      (17)62
the next Business Day as may be practical in the circumstances. The Lender shall not be required to provide an estimate of the LIBOR-Based Rate on any day on which dealings in deposits in Dollars are not transacted in the London interbank market. If the Borrower does not immediately accept the LIBOR-Based Rate quoted by the Lender, the Lender may, in view of changing market conditions, revise the quoted LIBOR-Based Rate at any time. No LIBOR-Based Rate shall be effective until mutually agreed upon by the Borrower and the Lender. If the Lender and the Borrower attempt to agree on the LIBOR-Based Rate but fail so to agree, or if there is any uncertainty as to whether or not the Lender and the Borrower have agreed upon the LIBOR-Based Rate, interest shall accrue on the Segment for which the LIBOR-Based Rate has been selected at the then applicable Quoted Cost of Funds Rate.

         SECTION 3.3 QUOTED COST OF FUNDS RATE. Each Segment subject to the Quoted Cost of Funds Rate shall bear interest from the date the Quoted Cost of Funds Rate becomes applicable thereto until payment in full, or until the LIBOR-Based Rate is selected by the Borrower and becomes applicable thereto, on the unpaid principal balance of such Segment on an Actual/360 Basis. Any change in the interest rate on Advances caused by a change in the Quoted Cost of Funds Rate shall take effect on the effective date of such change in the Quoted Cost of Funds Rate designated by the Lender, without notice to the Borrower and without any further action by the Lender. If an Event of Default exists, each Segment subject to the Quoted Cost of Funds Rate shall bear interest from the date of such Event of Default until payment in full at a per annum rate (computed on an Actual/360 Basis) equal to the Default Rate. Notwithstanding the foregoing, for the purpose of enabling the Lender to send periodic billing statements in advance of each interest payment date reflecting the amount of interest payable on such interest payment date, at the option of the Lender, the Quoted Cost of Funds Rate in effect 15 days prior to each interest payment date shall be deemed to be the Quoted Cost of Funds Rate, as continuing in effect until the date prior to such interest payment date for purposes of computing the amount of interest payable on such interest payment date. If the Lender elects to use the Quoted Cost of Funds Rate 15 days prior to the interest payment date for billing purposes, and if the Quoted Cost of Funds Rate changes during such 15-day period, the difference between the amount of interest that in fact accrues during such period and the amount of interest actually paid will be added to or subtracted from, as the case may be, the interest otherwise payable in preparing the periodic billing statement for the next succeeding interest payment date. In determining the amount of interest payable at the Termination Date or upon full prepayment of the Obligations, all changes in the Quoted Cost of Funds Rate occurring on or prior to the day before the Termination Date or the date of such full prepayment shall be taken into account.

         SECTION 3.4 LIBOR-BASED RATE. Each LIBOR-Based Rate Segment shall bear interest from the date the LIBOR-Based Rate becomes applicable thereto until the end of the applicable LIBOR-Based Rate Period on the unpaid principal balance of such LIBOR-Based Rate Segment at the LIBOR-Based Rate on an Actual/360 Day Basis. If an Event of Default exists, each LIBOR-Based Rate Segment shall bear interest from the date of such Event of Default until payment in full at a per annum rate (computed on an Actual/360 Day Basis) equal to two percent (2%) in excess of the LIBOR-Based Rate that would otherwise have been applicable.





                                      (18)63

         SECTION 3.5 TERMINATION OF LIBOR-BASED RATE; INCREASE IN LIBOR-BASED RATE; REDUCTION OF RETURN.

         (a) If at any time the Lender shall reasonably determine (which determination, if reasonable, shall be final, conclusive and binding upon all parties) that:

                 (1) by reason of any changes arising after Closing Date affecting the London interbank market or affecting the position of the Lender in such market, adequate and fair means do not exist for ascertaining the LIBOR-Based Rate by reference to the LIBOR Quote with respect to a LIBOR-Based Rate Segment; or

                 (2) the continuation by the Lender of LIBOR-Based Rate Segments at the LIBOR-Based Rate or the funding thereof in the London interbank market would be unlawful by reason of any law, governmental rule, regulation, guidelines or order; or

                 (3) the continuation by the Lender of LIBOR-Based Rate Segments at the LIBOR-Based Rate or the funding thereof in the London interbank market would be impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the London interbank market;

then, and in any such event, the Lender shall on such date give notice (by telephone and confirmed in writing) to the Borrower of such determination. The obligation of the Lender to make or maintain LIBOR-Based Rate Segments so affected or to permit interest to be computed thereon at the LIBOR-Based Rate, as the case may be, shall be terminated, and interest shall thereafter be computed on the affected LIBOR-Based Rate Segment at the Quoted Cost of Funds Rate.

         (b) It is the intention of the parties hereto that the LIBOR-Based Rate shall accurately reflect the cost to the Lender of maintaining any LIBOR-Based Rate Segment during the applicable LIBOR-Based Rate Period assuming the Lender purchases any such time deposits and obtains such funds comprising any LIBOR-Based Rate Segment. Accordingly, if by reason of any change after the Closing Date in any applicable Governmental Requirement (or any interpretation thereof and including the introduction of any new Governmental Requirement), including any change in the LIBOR Reserve Requirement, the cost to the Lender of maintaining any LIBOR-Based Rate Segment or funding the same by means of a London interbank market time deposit, as the case may be, shall increase, the LIBOR-Based Rate applicable to such LIBOR-Based Rate Segment shall be adjusted as necessary to reflect such change in cost to the Lender, effective as of the date on which such change in any applicable Governmental Requirement becomes effective. Any amounts due under this Section 3.5(b) as a result of a change in the LIBOR Reserve Requirement shall only be payable by the Borrower to the extent the Lender incurs actual costs associated with any such change.





                                      (19)64

         (c) If the Lender shall have determined that the adoption after the Closing Date of any Governmental Requirement regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any lending office of the Lender) or the Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, as a consequence of the Lender's obligations under this Agreement or the Advances made by the Lender pursuant hereto to a level below that which the Lender or the Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender's guidelines with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

         SECTION 3.6 COMPENSATION. The Borrower shall compensate the Lender for all reasonable losses, expenses and liabilities (including any interest paid by the Lender to lenders on funds borrowed by the Lender to make or carry any LIBOR-Based Rate Segment and any loss sustained by the Lender in connection with the re-employment of such funds), that the Lender may sustain: (a) if for any reason (other than a default by the Lender) following agreement between the Borrower and the Lender as to the LIBOR-Based Rate applicable to the LIBOR-Based Rate Segment the Borrower fails to accept such LIBOR-Based Rate Segment, (b) as a consequence of any unauthorized action taken or default by the Borrower in the repayment of any LIBOR-Based Rate Segment when required by the terms of this Agreement or (c) as a consequence of the prepayment of any LIBOR-Based Rate Segment pursuant to Section 2.4. A certificate as to the amount of any additional amounts payable pursuant to this section or Section 3.5(c) (setting forth in reasonable detail the basis for requesting such amounts) submitted by the Lender to the Borrower shall be conclusive, in the absence of manifest error. The Borrower shall pay to the Lender the amount shown as due on any such certificate delivered by the Lender within 30 days after the Borrower's receipt of the same.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender as follows:





                                      (20)65

         SECTION 4.1  ORGANIZATION, POWERS, ETC.

         (a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         (b) It has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified or registered to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification or registration necessary.

         (c) It has the corporate power to execute, deliver and perform the Credit Documents to which it is a party.

         (d) Except as set forth on Exhibit E, it has not done business under any other name, trade name or otherwise, within the five years immediately preceding the Closing Date.

         SECTION 4.2 AUTHORIZATION OF BORROWING, ETC. The execution, delivery and performance of the Credit Documents to which it is a party (a) have been duly authorized by all requisite corporate action (including any necessary shareholder action), and (b) will not violate any Governmental Requirement, its Governing Documents or any indenture, agreement or other instrument in any material respect to which it is a party, or by which it or any of its properties are bound, or be in conflict with, result in a breach of or constitute a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, upon any of its properties except as contemplated by the Credit Documents.

         SECTION 4.3 LITIGATION. There are no actions, suits or proceedings (whether or not purportedly on its behalf) pending or, to the best of its knowledge, threatened against or affecting it, by or before any Governmental Authority, that involve any of the transactions provided for in the Credit Documents or the possibility of any judgment or liability that might reasonably be expected to result in any material adverse change in its business, operations, properties or condition, financial or otherwise; and it is not, to the best of its knowledge, in default with respect to any Governmental Requirement.

         SECTION 4.4 AGREEMENTS. It is not a party to any agreement or instrument, or subject to any restriction in its Governing Documents that materially and adversely affects its business, operations, properties or condition, financial or otherwise, and it is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default might reasonably be expected to have a material adverse effect upon its business, operations, properties or condition, financial or otherwise.

         SECTION 4.5 FEDERAL RESERVE BOARD REGULATIONS. It does not intend to use any part of the proceeds of the Credit, and has not incurred any indebtedness to be reduced, retired or





                                      (21)66
purchased by it out of such proceeds, for the purpose of purchasing or carrying any Margin Stock, and it does not own and has no intention of acquiring any such Margin Stock.

         SECTION 4.6 INVESTMENT COMPANY ACT. It is not an "investment company," or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

         SECTION 4.7  ERISA.

         (a) The execution and delivery of this Agreement and the issuance and delivery of the Note as contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code, as amended.

         (b) Based on ERISA and the regulations and published interpretations thereunder, it is in compliance in all material respects with the applicable provisions of ERISA.

         (c) No "Reportable Event," as defined in Section 4043(b) of Title IV of ERISA, has occurred with respect to any plan maintained by it.

         SECTION 4.8 ENFORCEABILITY. All Credit Documents to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their terms.

         SECTION 4.9 CONSENTS, REGISTRATIONS, APPROVALS, ETC. No registration with or consent or approval of, or other action by, any Governmental Authority is required for the execution, delivery and performance of any Credit Documents to which it is a party.

         SECTION 4.10 FINANCIAL CONDITION.

         (a) Its financial statements that have been furnished to the Lender were prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved, are in accordance with its books and records, are correct and complete and present fairly its financial condition as of the date or dates indicated and for the periods involved in accordance with generally accepted accounting principles applied on a consistent basis.

         (b) Since the date of the financial statements no material adverse change in its financial condition, business or operations has occurred.

         (c) It has no liability, direct or, to its best knowledge, contingent, that is material in amount and that is not reflected in the financial statements.

         (d) It has good and marketable title to all its properties and assets reflected on the financial statements except for properties and assets disposed of since the date thereof as no longer used or useful in the conduct of its business or disposed of in the ordinary course of its business.





                                      (22)67

         (e) All such properties and assets are free and clear of all Liens, except as otherwise permitted or required by the provisions of this Agreement and the other Credit Documents.

         SECTION 4.11 NO MISLEADING INFORMATION. To the best knowledge of the Borrower, neither this Agreement nor any of the other Credit Documents, nor any certificate, written statement or other document furnished to the Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact known to the Borrower that the Borrower has not disclosed to the Lender that materially adversely affects or, so far as the Borrower can now reasonably foresee, will materially adversely affect the properties, or financial or other condition of the Borrower or the ability of the Borrower to perform its obligations hereunder and under the other Credit Documents.

         SECTION 4.12 TAXES.

         (a) It has filed or caused to be filed all tax returns that, to the knowledge of its officers, are required to be filed with any Governmental Authority, and it has paid or has caused to be paid all taxes as shown as due on said returns or on any assessment received by it.

         (b) It has reserves that are believed by its officers to be adequate for the payment of additional taxes for years that have not been audited by the respective tax authorities.

         SECTION 4.13 PATENTS, TRADEMARKS. It owns, or possesses the right to use, all the patents, trademarks, service marks, trade names, copyrights, franchises, consents, authorizations and licenses and rights with respect to the foregoing, necessary for the conduct of its business as now conducted and proposed to be conducted, without any known conflict with the rights of others.

         SECTION 4.14 HAZARDOUS SUBSTANCES.  To the best of its knowledge:

         (a) it has never caused or permitted any Hazardous Substance to be placed, held, located, released or disposed of in violation of any Governmental Requirement on, under or at any real property legally or beneficially owned, leased or operated by it, and such property has never been used by it or, by any other person as a dump site or permanent or temporary storage site for any Hazardous Substance, in violation of any Governmental Requirement.

         (b) it has no liabilities with respect to Hazardous Substances that materially adversely affects the business of the Borrower taken as a whole, and no facts or circumstances exist that could give rise to liabilities with respect to Hazardous Substances.

         SECTION 4.15 SOLVENCY. The Borrower is and will remain Solvent, taking into account the transactions contemplated by the Credit Documents.





                                      (23)68

         SECTION 4.16 SUBSIDIARIES. The Subsidiaries of the Borrower are listed on Exhibit F. Each of the representations and warranties set forth in this
Article 4 (except those set forth in Section 4.5 and 4.16) with respect to the Borrower is also true with respect to each Subsidiary.

                                   ARTICLE 5

                             CONDITIONS OF LENDING

         The obligation of the Lender to lend hereunder and to issue Letters of Credit is subject to the following conditions precedent:

         SECTION 5.1 REPRESENTATIONS AND WARRANTIES. On and as of the Closing Date and any later date on which Credit is to be extended hereunder, and on the date the Borrower requests Advances or presents to the Lender each Request for Advances and Interest Rate Election form, the representations and warranties set forth in Article 4 must be true and correct in all material respects with the same effect as though they had been made on and as of such date, except to the extent that they expressly relate to an earlier date.

         SECTION 5.2 NO DEFAULT. On and as of the Closing Date hereof and any later date on which Credit is to be extended hereunder and on the date the Borrower presents to the Lender each Request for Advances and Interest Rate Election form, no Event of Default, nor any event that upon notice or lapse of time or both would constitute an Event of Default, may exist. The presentation by the Borrower of each Request for Advances and Interest Rate Election form shall constitute a representation and warranty by the Borrower to the Lender that no Event of Default exists.

         SECTION 5.3 AUTOMATIC REPRESENTATIONS AND WARRANTIES. The making of any request for an Advance shall constitute an automatic representation and warranty by the Borrower that the representations and warranties contained in
Article 4 are true and correct on and as of the date of such Advance and that no Event of Default, nor any event that upon notice or lapse of time or both would constitute an Event of Default, exists.

         SECTION 5.4 REQUIRED ITEMS. On and as of the Closing Date and on and as of the date of each Advance and on the date the Borrower presents to the Lender each Request for Advances and Interest Rate Election form, the Lender must have received all financial statements (if any), reports and other items required as of that date under Article 2 and Article 6 of this Agreement.

         SECTION 5.5 AUTHORIZED REPRESENTATIVE CERTIFICATES. On and as of the Closing Date, the Borrower must have delivered to the Lender the following certificates executed by the appropriate Authorized Representatives of the Borrower, each of which certificates must be of a current date and must be satisfactory in form and substance to the Lender: (a) a certificate confirming compliance by the Borrower with the conditions precedent set forth in Sections
5.1 and





                                      (24)69

5.2; (b) a certificate certifying as in full force and effect resolutions of its directors authorizing the transactions contemplated by the Credit Documents and authorizing certain Authorized Representatives of the Borrower to execute the Credit Documents on behalf of the Borrower and to act on behalf of the Borrower with respect to the Credit Documents, including the authority to request disbursements of the proceeds of the Credit and to direct the disposition of such proceeds (including Request for Advances and Interest Rate Election forms); and (c) a certificate certifying as true and correct, as amended, attached copies of the Governing Documents of the Borrower and the incumbency and signature of each Authorized Representative of the Borrower specified in said resolutions. The Lender may conclusively rely on the certified resolutions described in Section 5.5(b) as to all actions on behalf of the Borrower by the Authorized Representatives specified therein until the Lender receives further duly adopted resolutions cancelling or amending the prior resolutions.

         SECTION 5.6 OTHER SUPPORTING DOCUMENTS. The Lender must receive on or before the Closing Date the following, each of which must be satisfactory to the Lender in form and content, (a) such legal opinions, certificates, proceedings, instruments and other documents as the Lender or its counsel may reasonably request to evidence (1) compliance by the Borrower and all other parties to the Credit Documents with legal requirements, (2) the truth and accuracy as of the Closing Date of the respective representations thereof contained in the Credit Documents, and (3) the due performance or satisfaction by such parties at or prior to the Closing Date of all agreements then required to be performed and all conditions then required to be satisfied by them pursuant to the Credit Documents, and (b) such additional supporting documents as the Lender or its counsel may reasonably request.


                                   ARTICLE 6

                                   COVENANTS

         The Borrower covenants and agrees that the Borrower shall:

         SECTION 6.1 EXISTENCE. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all applicable Governmental Requirements.

         SECTION 6.2  CONTINUATION OF CURRENT BUSINESS, OFFICES, NAME, ETC.
Not (a) engage in any business other than the business now being conducted by it and other businesses directly related thereto; (b) remove its principal place of business or business records from Shelby County, Tennessee or Jefferson County, Alabama, unless the removal is pursuant to a merger, consolidation or transfer of assets approved by the Lender; (c) without providing the Lender with prior written notice, change its name or conduct its business in any name other than its current names; or (d) enter into (1) any agreement whereby the management, supervision or control of its business is delegated to or placed in any person other than its governing body and officers or





                                      (25)70

(2) any contract or agreement whereby any of its principal functions are delegated to or placed in any agent or independent contractor.

         SECTION 6.3 SALE OF ASSETS, CONSOLIDATION, MERGER. Not (a) sell, lease, transfer or otherwise dispose of all or a substantial part of its properties or assets to any person (other than sales in the ordinary course of business); or (b) consolidate with, merge into or participate in a statutory share exchange with any other person, or permit another person to merge into it, acquire all or substantially all the properties or assets of any other person, or acquire all or substantially all the properties or assets relating to a line of business or a division of any other person.

         SECTION 6.4 ACCOUNTING RECORDS. Keep proper books of record and account in which full, true and correct entries are made in accordance with generally accepted accounting principles applied on a consistent basis.

         SECTION 6.5  REPORTS TO THE LENDER.  Furnish to the Lender:

         (a) within 120 days after the end of each fiscal year of the Borrower, a copy of the Borrower's 10-K as filed with the Securities and Exchange Commission or if such filing is no longer required, financial statements (including a balance sheet and the related statements of income, cash flows and retained earnings) of the Borrower for such fiscal year, together with statements in comparative form for the preceding fiscal year, all in reasonable detail (including all computations necessary to show the Borrower's compliance with Section 6.15), prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and audited and certified by independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Lender (the form of such certification also to be satisfactory to the Lender);

         (b) within 60 days after the end of each first, second and third fiscal quarter, a copy of the Borrower's 10-Q as filed with the Securities and Exchange Commission or if such filing is no longer required, financial statements similar to those referred to in Section 6.5(a) for such fiscal quarter and for the period beginning on the first day of the fiscal year and ending on the last day of such fiscal quarter, unaudited but certified by an Authorized Representative of the Borrower;

         (c) with the financial statements submitted under Section 6.5(a) and 6.5(b), a certificate signed by the party certifying said statement to the effect that no Event of Default, nor any event that, upon notice or lapse of time or both, would constitute an Event of Default, exists or, if any such Event of Default or event exists, specifying the nature and extent thereof;

         (d) not later than 30 days after the end of each fiscal quarter (commencing on June 30, 1996), a compliance certificate duly executed by an Authorized Representative of the Borrower substantially in the form of Exhibit D attached hereto evidencing compliance with the covenants set forth in Section
6.15 (a "Compliance Certificate");





                                      (26)71

         (e) contemporaneously with the distributions thereof to the Borrower's stockholders or the filing thereof with the Securities and Exchange Commission, as the case may be, copies of all statements, reports, notices and filings distributed by the Borrower to its stockholders or filed with the Securities and Exchange Commission;

         (f) promptly upon receipt thereof, copies of all other reports, management letters and other documents submitted to it by independent accountants in connection with any annual or interim audit of its books made by such accountants; and

         (g) as soon as practical, from time to time, such other information regarding its operations, business affairs and financial condition as the Lender may reasonably request including annual budgets and, within 30 days after the end of each fiscal quarter, projections for the next succeeding eight fiscal quarters.

         SECTION 6.6 MAINTENANCE. Maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 6.7 INSURANCE. Maintain (a) adequate insurance on its properties to such extent and against such risks, including fire, as is customary with companies in the same or a similar business, (b) necessary worker's compensation insurance and (c) such other insurance as may be required by law or as may reasonably be required in writing by the Lender.

         SECTION 6.8 PAYMENT OF INDEBTEDNESS, TAXES, ETC. (a) Pay its indebtedness and obligations in accordance with normal terms; (b) pay all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its properties before they become in default, except any such tax, assessment or governmental charge that is subject to a Permitted Contest; and (c) pay all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien upon any of its properties, except any such claim that is subject to a Permitted Contest.

         SECTION 6.9 LITIGATION NOTICE. Promptly notify the Lender of any action, suit or proceeding at law or in equity or by or before any Governmental Authority that, if adversely determined, might reasonably be expected to impair its ability to perform its obligations under any of the Credit Documents to which it is a party, might reasonably be expected to impair its right to carry on its business substantially as now conducted, or might reasonably be expected to materially and adversely affect its business, operations, properties or condition, financial or otherwise.





                                      (27)72

         SECTION 6.10 VISITATION. Permit representatives of the Lender from time to time to visit and inspect any of its offices and properties and to examine its assets and books of account and to discuss its affairs, finances and accounts with and be advised as to the same by its officers, all at such reasonable times and intervals as the Lender may desire.

         SECTION 6.11 NOTICE OF DEFAULT. Promptly notify the Lender of the existence of any Event of Default, or any event that upon notice or lapse of time or both would constitute an Event of Default.

         SECTION 6.12 FURTHER ASSURANCES. At its cost and expense, upon request of the Lender, duly execute and deliver, or cause to be duly executed and delivered, to the Lender such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Lender or its counsel to carry out more effectively the provisions and purposes of the Credit Documents.

         SECTION 6.13 TRANSACTIONS WITH RELATED PERSONS. Except as previously disclosed in the Borrower's financial statements provided to the Lender, not enter into any transaction with any Obligor (as hereinafter defined) or any officer, director, partner, member or Affiliate unless the terms of that transaction are no less favorable to it than those that would be obtained on an arms-length basis.

         SECTION 6.14 USE OF REVOLVING LOAN PROCEEDS. Not, directly or indirectly use any part of the proceeds of the Obligations (a) for any purpose other than providing working capital for the Borrower and financing capital expenditures or (b) without limiting the generality of the foregoing, for the purpose of purchasing or carrying any Margin Stock, or of reducing, retiring or purchasing any indebtedness incurred for such purpose; or take any other action that would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued thereunder, including Regulation U or Regulation X of the Federal Reserve Board, in connection with the transactions contemplated hereby; provided, however, that nothing set forth in this Section
6.14 or elsewhere in this Agreement shall be construed as imposing any duty on the Lender to supervise the use or application of the Revolving Loan proceeds or any liability on the Lender to any person if the Revolving Loan proceeds are not used for the purposes set forth in this Agreement.

         SECTION 6.15 FINANCIAL COVENANTS.

         (a) TANGIBLE NET WORTH. Not permit its Tangible Net Worth to be at any time less than the sum of (i) $20,000,000 plus (ii) 75% of cumulative net income, if positive, after taxes for the period from March 30, 1996 through the date of determination, determined on a quarterly basis.

         (b) CAPITAL EXPENDITURES. Not make in the aggregate in any consecutive four fiscal quarters Capital Expenditures that exceed $6,145,000.





                                      (28)73

         (c) DEBT SERVICE COVERAGE RATIO. Not permit its ratio of Net Income Available for Debt Service for any four consecutive fiscal quarters to
(i) Interest Expense and Operating Lease Payments for such period plus (ii) Principal Maturities for the next succeeding four fiscal quarters following the date of determination plus (iii) 20% of the outstanding Obligations as of the date of determination to be less than 1.3 to 1.0 at any time.

         (d) DIVIDENDS. Not declare or pay any dividends or make any distributions upon any of its stock (including dividends and distributions payable only in shares of its stock, other than stock splits effected in the form of stock dividends that do not affect retained earnings other than to the extent occasioned by legal requirements) or, except for purposes of the Borrower's employee and director stock plans, directly or indirectly apply any of its assets to the redemption, retirement, purchase or other acquisition of its stock.

         (e) INDEBTEDNESS. Not incur, create, assume or permit to exist any Debt in excess of $2,500,000, except the indebtedness evidenced by the Note, other indebtedness to the Lender and purchase money obligations secured by Liens permitted under Section 6.15(f)(6).

         (f) LIENS. Not incur, create, assume or permit to exist any Lien on any of its properties, now or hereafter owned, other than:

                 (1) Liens securing the payment of obligations permitted under Section 6.8(b);

                 (2) deposits under workmen's compensation, unemployment insurance and Social Security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

                 (3) Liens imposed by law, such as carriers', warehousemen's or mechanics' liens, incurred in good faith in the ordinary course of business and that are not delinquent or that are subject to Permitted Contests, and any Lien arising out of a judgment or award not exceeding $50,000 with respect to which an appeal is being prosecuted, a stay of execution pending such appeal having been secured;

                 (4)      Liens in favor of the Lender;

                 (5) Liens for taxes, assessments or other governmental charges or levies that are not delinquent or that are subject to Permitted Contests; and

                 (6) purchase money Liens on equipment (arising substantially contemporaneously with the purchase of such equipment) acquired in the ordinary course of business to secure the purchase price of such equipment or to secure indebtedness





                                      (29)74
         incurred solely for the purpose of financing the acquisition of such equipment, or any Lien existing on the equipment at the time of its acquisition, provided that (A) the indebtedness secured by such Lien does not exceed the purchase price or fair market value, whichever is less, of the equipment so acquired at the time of its acquisition, (B) the equipment is used or useful in the ordinary course of business of the Borrower and (C) the Lien does not cover any property other than the equipment so acquired.

         (g)     GUARANTIES.      Except for guaranties of lease obligations
arising from those unexpired leases in which the premises have been vacated by the Borrower, not guarantee, endorse, become surety for or otherwise in any way become or be responsible for the indebtedness, liabilities or obligations of any other person, whether by agreement to purchase the indebtedness or obligations of any other person, or agreement for the furnishing of funds to any other person (directly or indirectly, through the purchase of goods, supplies or services or by way of stock purchase, capital contribution, working capital maintenance agreement, advance or loan) or for the purpose of paying or discharging the indebtedness or obligations of any other person, or otherwise, except for the endorsement of negotiable instruments in the ordinary course of business for collection.

         (h) TAKE OR PAY CONTRACTS. Not enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, materials, supplies or other property is ever made or tendered.

         (i) SALE-LEASEBACK. Not enter into any arrangement, directly or indirectly, with any person whereby it sells or transfers any property, real, personal or mixed, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

         (j) INVESTMENTS, ETC. Except as disclosed in Exhibit B, not purchase or hold beneficially any stock, other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other person; provided, however, that it may invest in (1) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or any agency thereof maturing in less than one year from the date of purchase; (2) commercial paper issued by any person organized and doing business under the laws of the United States of America or any state thereof rated in the highest category by Moody's Investors Services, Inc. or by Standard & Poor's Ratings Group and maturing in less than one year from the date of purchase; and (3) certificates of deposit maturing within one year of the date of acquisition thereof issued by any commercial bank, organized and doing business under the laws of the United States of America or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, if the face amount of said certificate of deposit, when added to all other deposits of the Borrower at such commercial





                                      (30)75
bank, does not exceed the then-applicable limitation on the amount of federally insured deposits; and further provided that it may hold the stock of any Subsidiary to which the Lender has consented in writing.

         (k) SALE OF RECEIVABLES. Not sell, assign or discount, or grant or permit any Lien on, any of its accounts receivable or any promissory note held by it, with or without recourse, other than the discount of such notes in the ordinary course of business for collection.

         (l) LEASE OBLIGATIONS. Not incur, create, permit to exist or assume any commitment to make any direct or indirect payment, as rent, under any lease, rental or other arrangement for the use of property of any other person, if immediately thereafter the aggregate of such payments to be made by it would exceed $10,500,000 in any consecutive four fiscal quarters.

         (m)     SOLVENCY.  Continue to be Solvent.

         (n) CERTAIN DEFINED TERMS. For purposes of this Section 6.15 the following terms are defined as follows:

                 (1) CAPITAL EXPENDITURES means any expenditure for fixed assets or that is properly chargeable to capital account in accordance with generally accepted accounting principles.

                 (2) INTEREST EXPENSE means interest payable on Debt during the period in question.

                 (3) NET INCOME AVAILABLE FOR DEBT SERVICE for any period means net income, after taxes, before any extraordinary gains or charges including those caused as a result of accounting changes (or the net deficit, if expenses and charges exceed revenues and other proper income credits) for such period, plus amounts that have been deducted for (A) amortization, (B) depreciation, (C) income and profit taxes, (D) Interest Expense and (E) Operating Lease Payments in determining net income for such period.

                 (4) OPERATING LEASE PAYMENTS means all rent payable under any lease or rental agreement (other than obligations under capital leases) during the period in question.

                 (5) PRINCIPAL MATURITIES means principal maturing or coming due on Debt during the period in question.

                 (6) TANGIBLE NET WORTH means the sum of the amounts set forth on the balance sheet as shareholders' equity (including the par or stated value of all outstanding capital stock, retained earnings, additional paid-in capital, capital surplus and earned surplus) plus any adjustments caused by implementation of FAS 121 by the Borrower with respect to long-lived assets as recommended by the Borrower's accountant and acceptable to the





                                      (31)76

         Bank; provided, however, in no event shall any such adjustments exceed $7,500,000 on a cumulative basis, less the sum of (A) any amount of any write-up of assets not adjusted for purchase accounting, (B) goodwill, (C) patents, trademarks, copyrights, leasehold improvements not recovered at the expiration of a lease, and deferred charges (including unamortized debt, discount and expense, organization expenses, experimental and developmental expenses, but excluding prepaid expenses) and (D) any amounts at which shares of capital stock of such person appear on the asset side of the balance sheet.

         SECTION 6.16 CHANGE IN MANAGEMENT. Promptly notify the Lender of any change with respect to the members of the Board of Directors of the Borrower or any change in the senior executive officers of the Borrower.

         SECTION 6.17 SUBSIDIARIES. Cause each of its Subsidiaries to comply with all of the covenants set forth in this Article 6 other than those set forth in Sections 6.5, 6.14, 6.15, 6.16 and 6.17 (except to the extent that the excluded sections may be indirectly applicable to the Subsidiaries by virtue of their application to the Borrower).


                                   ARTICLE 7

                               EVENTS OF DEFAULT

         SECTION 7.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default (an "Event of Default") under this Agreement (whatever the reason for such event and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, order, rule or regulation of any Governmental Authority):

         (a) any representation or warranty made in this Agreement or in any of the other Credit Documents shall prove to be false or misleading in any material respect as of the time made; or

         (b) any report, certificate, financial statement or other instrument furnished in connection with the Obligations, this Agreement or any of the other Credit Documents, shall prove to be false or misleading in any material respect as of the time furnished; or

         (c) default shall be made in the payment when due of any of the Obligations; or

         (d) default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to the terms of Sections 6.2, 6.3 and 6.15 hereof; or

         (e) default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to the





                                      (32)77
terms of this Agreement (other than any covenant, condition or agreement, default in the observance or performance of which is elsewhere in this Section
7.1 specifically dealt with) and such default shall continue unremedied until the first to occur of (1) the date that is thirty days after written notice by the Lender to the Borrower or (2) the date that is thirty days after the Borrower first obtains knowledge thereof; or

         (f) (1) default shall be made with respect to any Debt (other than the Obligations) of the Borrower or any Subsidiary (each of the Borrower and any Subsidiary being referred to as an "Obligor"), if the effect of such default is to accelerate the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to its stated maturity, or (2) any such Debt shall not be paid when due (after giving effect to any applicable notice, grace or cure periods); or

         (g) any Obligor shall (1) apply for or consent to the appointment of a receiver, trustee, liquidator or other custodian of such Obligor or any of such Obligor's properties or assets, (2) fail or admit in writing such Obligor's inability to pay such Obligor's debts generally as they become due,
(3) make a general assignment for the benefit of creditors, (4) suffer or permit an order for relief to be entered against such Obligor in any proceeding under the federal Bankruptcy Code, or (5) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against such Obligor in any proceeding under any such law or statute, or if corporate action shall be taken by any Obligor for the purpose of effecting any of the foregoing; or

         (h) a petition shall be filed, without the application, approval or consent of any Obligor in any court of competent jurisdiction, seeking bankruptcy, reorganization, rearrangement, dissolution or liquidation of such Obligor or of all or a substantial part of the properties or assets of such Obligor, or seeking any other relief under any law or statute of the type referred to in Section 7.1(g)(5) against such Obligor, or the appointment of a receiver, trustee, liquidator or other custodian of such Obligor or of all or a substantial part of the properties or assets of such Obligor, and such petition shall not have been stayed or dismissed within 30 days after the filing thereof; or

         (i) any Obligor shall become insolvent, suspend its business or be dissolved or liquidated or any writ of execution, attachment or garnishment shall be issued against the assets of the Borrower and such writ of execution, attachment or garnishment shall not be dismissed, discharged or quashed within 30 days of issuance; or

         (j) any final judgment for the payment of money shall be rendered against any Obligor that materially adversely affects the business of such Obligor taken as a whole and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed





                                      (33)78
unless such judgment is adequately covered by valid and collectible insurance, which coverage is approved by the Lender; or

         (k) any guarantor of any of the Obligations shall default in the due observance or performance of any covenant, condition or agreement on such guarantor's part to be observed or performed under such guarantor's guaranty agreement (after giving effect to any applicable notice, grace or cure period specified therein) or shall terminate or attempt to terminate such guarantor's guaranty agreement; or

         (l) any event of default, as therein defined, shall occur under any of the other Credit Documents (after giving effect to any applicable notice, grace or cure period specified therein).

         SECTION 7.2  LENDER'S REMEDIES ON DEFAULT.

         (a) If an Event of Default exists, or any event exists that upon notice or lapse of time or both would constitute an Event of Default, the Lender shall have no obligation to extend any further Credit hereunder. If an Event of Default exists under Section 7.1(g) or 7.1(h), all of the Obligations shall automatically become immediately due and payable. If any other Event of Default exists, the Lender may, by written notice to the Borrower, declare any or all of the Obligations to be immediately due and payable, whereupon they shall become immediately due and payable. Any such acceleration (whether automatic or upon notice) shall be effective without presentment, demand, protest or other action of any kind, all of which are hereby expressly waived, anything contained herein or in any of the other Credit Documents to the contrary notwithstanding. If an Event of Default exists, the Lender may exercise any of its rights and remedies on default under the Credit Documents or applicable law.

         (b) If an Event of Default exists, the Lender may treat all then outstanding Letters of Credit as if drafts in the full amount available to be drawn thereunder had been properly drawn thereunder and paid by the Lender and the Borrower had failed or refused to reimburse the Lender for the amount so paid within the time required for the Borrower to do so.

         (c) If an Event of Default exists, the Borrower shall, promptly upon demand of the Lender, deposit in cash with the Lender an amount equal to the amount of all Letter of Credit Obligations then outstanding, as collateral security for the repayment thereof, which deposit shall be held by the Lender under the provisions of Section 8.16.





                                      (34)79

                                   ARTICLE 8

                                 MISCELLANEOUS

         SECTION 8.1  NOTICES.

         (a) Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement or the other Credit Documents to be made upon, given or furnished to, or filed with, the Borrower or the Lender must (except as otherwise provided in this Agreement or the other Credit Documents) be in writing and be delivered by one of the following means: (1) by personal delivery at the hand delivery address specified below, (2) by first-class, registered or certified mail, postage prepaid and addressed as specified below, or (3) if facsimile transmission facilities for such party are identified below or pursuant to a separate notice from such party, sent by facsimile transmission to the number specified below or in such notice.

         (b) The hand delivery address, mailing address and (if applicable) facsimile transmission number for receipt of notice or other documents by such parties are as follows:

Borrower

         By hand and by mail:

         5683 South Rex Street
         Memphis, Tennessee 38119
         Attention:  President

         By facsimile:

         (901)   680-6280

Lender

         By hand:

         7th Floor, AmSouth-Sonat Tower
         1900 Fifth Avenue North
         Birmingham, Alabama 35203
         Attention:  Regional Banking Department

         By mail:

         Post Office Box 11007
         Birmingham, Alabama 35288
         Attention:  Regional Banking Department





                                      (35)80

         By facsimile:

         (205) 583-4436

         With a copy to:

         J. Kris Lowry
         Maynard, Cooper & Gale, P.C.
         1901 Sixth Avenue North
         2400 AmSouth/Harbert Plaza
         Birmingham, Alabama  35203-2602

Any of such parties may change the address or facsimile transmission notice for receiving any such notice or other document by giving notice of the change to the other parties named in this Section 8.1.

         (c) Any such notice or other document shall be deemed delivered when actually received by the party to whom directed (or, if such party is not a natural person, to an officer, director, partner, member or other legal representative of the party) at the address or number specified pursuant to this Section 8.1, or, if sent by mail, three Business Days after such notice or document is deposited in the United States mail, addressed as provided above.

         (d) Five Business Days' written notice to the Borrower as provided above shall constitute reasonable notification to the Borrower when notification is required by law; provided, however, that nothing contained in the foregoing shall be construed as requiring five Business Days' notice if, under applicable law and the circumstances then existing, a shorter period of time would constitute reasonable notice.

         SECTION 8.2 EXPENSES. The Borrower shall promptly on demand pay all costs and expenses, including the fees and disbursements of counsel to the Lender, incurred by the Lender in connection with (a) the extension of the Revolving Loan and the administration or collection of the Obligations, (b) the negotiation, preparation and review of the Credit Documents, including documents relating to participations granted by the Lender, whether executed before, on or after the Closing Date (whether or not the transactions contemplated by this Agreement shall be consummated), (c) the enforcement of any of the Credit Documents, (d) the exercise by or on behalf of the Lender of any of its rights, powers or remedies under the Credit Documents, (e) the compliance by the Lender with any Governmental Requirements with respect to any of the Credit Documents or any of the Obligations, and (f) the prosecution or defense of any action or proceeding by or against the Lender, the Borrower, any Obligor, or any one or more of them, concerning any matter related to this Agreement or any of the other Credit Documents, any documents relating to participations granted by the Lender or any of the Obligations. All such amounts shall bear interest from the date demand is made at the Default Rate and shall be included





                                      (36)81
in the Obligations. The Borrower's obligations under this Section 8.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

         SECTION 8.3 INDEPENDENT OBLIGATIONS. The Borrower agrees that each of the obligations of the Borrower to the Lender under this Agreement may be enforced against the Borrower without the necessity of joining any other Obligor or any other person, as a party.

         SECTION 8.4 SUCCESSORS AND ASSIGNS. Whenever in this Agreement any party hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, except that the Borrower may not assign or transfer this Agreement without the prior written consent of the Lender; and all covenants and agreements of the Borrower contained in this Agreement shall bind the Borrower's successors and assigns and shall inure to the benefit of the successors and assigns of the Lender.

         SECTION 8.5 GOVERNING LAW. This Agreement and the other Credit Documents shall be construed in accordance with and governed by the internal laws of the State of Alabama (without regard to conflict of law principles) except as required by mandatory provisions of law.

         SECTION 8.6 DATE OF AGREEMENT. The date of this Agreement is intended as a date for the convenient identification of this Agreement and is not intended to indicate that this Agreement was executed and delivered on that date.

         SECTION 8.7 SEPARABILITY CLAUSE. If any provision of the Credit Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement.

         SECTION 8.9 NO ORAL AGREEMENTS. This Agreement is the final expression of the agreement between the parties hereto, and this Agreement may not be contradicted by evidence of any prior oral agreement between such parties. All previous oral agreements between the parties hereto have been incorporated into this Agreement and the other Credit Documents, and there is no unwritten oral agreement between the parties hereto in existence.

         SECTION 8.10 WAIVER AND ELECTION. The exercise by the Lender of any option given under this Agreement shall not constitute a waiver of the right to exercise any other option. No failure or delay on the part of the Lender in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. No modification, termination or waiver of any provisions of the Credit Documents, nor consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed by an authorized representative of the Lender, and then such waiver or consent





                                      (37)82
shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         SECTION 8.11 NO OBLIGATIONS OF LENDER; INDEMNIFICATION. The Lender does not by virtue of this Agreement or any of the transactions contemplated by the Credit Documents assume any duties, liabilities or obligations with respect to any property now or hereafter granted to it as collateral for any of the Obligations unless expressly assumed by the Lender under a separate agreement in writing, and the Credit Documents shall not be deemed to confer on the Lender any duties or obligations that would make the Lender directly or derivatively liable for any person's negligent, reckless or wilful conduct. The Borrower agrees to indemnify and hold the Lender harmless against and with respect to any damage, claim, action, loss, cost, expense, liability, penalty or interest (including attorney's fees) and all costs and expenses of all actions, suits, proceedings, demands, assessments, claims and judgments directly or indirectly resulting from, occurring in connection with, or arising out of: (a) any inaccurate representation made by the Borrower or any Obligor in this Agreement or any other Credit Document; and (b) any breach of any of the warranties or obligations of the Borrower or any Obligor under this Agreement or any other Credit Document. The provisions of this Section 8.11 shall survive the payment of the Obligations in full and the termination of this Agreement and the other Credit Documents.

         SECTION 8.12 SET-OFF. While any Event of Default exists, the Lender is authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of the Lender under this Section 8.12 are in addition to all other rights and remedies (including other rights of set-off or pursuant to any banker's lien) that the Lender may have.

         SECTION 8.13 PARTICIPATION. The Lender may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which each such participant shall be given a participation in the Obligations and that any such participant may from time to time similarly grant to one or more subparticipants subparticipations in the Obligations, and all communications with the Lender and the Borrower shall be solely with the Lender and not with any participant. The Borrower agrees that any participant or subparticipant may exercise any and all rights of banker's lien or set-off with respect to the Borrower, as fully as if such participant or subparticipant had made a loan directly to the Borrower in the amount of the participation or subparticipation given to such participant or subparticipant in the Obligations. For the purposes of this Section 8.13 only, the Borrower shall be deemed to be directly obligated to each participant or subparticipant in the amount of its participating interest in the amount of the Obligations. Nothing contained in this Section 8.13 shall affect the Lender's right of set-off (under Section 8.12 or applicable law) with respect to the entire amount of the Obligations, notwithstanding any such participation or subparticipation. The Lender may divulge to any participant or subparticipant all





                                      (38)83
information, reports, financial statements, certificates and documents obtained by it from the Borrower or any other person under any provision of this Agreement or otherwise.

         SECTION 8.14 SUBMISSION TO JURISDICTION. The Borrower irrevocably (a) acknowledges that this Agreement will be accepted by the Lender and performed by the Borrower in the State of Alabama; (b) submits to the jurisdiction of each state or federal court sitting in Jefferson County, Alabama (collectively, the "Courts") over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents (individually, an "Agreement Action"); (c) waives, to the fullest extent permitted by law, any objection or defense that the Borrower may now or hereafter have based on improper venue, lack of personal jurisdiction, inconvenience of forum or any similar matter in any Agreement Action brought in any of the Courts; (d) agrees that final judgment in any Agreement Action brought in any of the Courts shall be conclusive and binding upon the Borrower and may be enforced in any other court to the jurisdiction of which the Borrower is subject, by a suit upon such judgment; (e) consents to the service of process on the Borrower in any Agreement Action by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the Borrower at the Borrower's address designated in or pursuant to Section 8.1; (f) agrees that service in accordance with Section 8.14(e) shall in every respect be effective and binding on the Borrower to the same extent as though served on the Borrower in person by a person duly authorized to serve such process; and (g) AGREES THAT THE PROVISIONS OF THIS SECTION, EVEN IF FOUND NOT TO BE STRICTLY ENFORCEABLE BY ANY COURT, SHALL CONSTITUTE "FAIR WARNING" TO THE BORROWER THAT THE EXECUTION OF THIS AGREEMENT MAY SUBJECT THE BORROWER TO THE JURISDICTION OF EACH STATE OR FEDERAL COURT SITTING IN JEFFERSON COUNTY, ALABAMA WITH RESPECT TO ANY AGREEMENT ACTIONS, AND THAT IT IS FORESEEABLE BY THE BORROWER THAT THE BORROWER MAY BE SUBJECTED TO THE JURISDICTION OF SUCH COURTS AND MAY BE SUED IN THE STATE OF ALABAMA IN ANY AGREEMENT ACTIONS. Nothing in this Section 8.14 shall limit or restrict the Lender's right to serve process or bring Agreement Actions in manners and in courts otherwise than as herein provided.

         SECTION 8.15 USURY LAWS. Any provision of this Agreement or any of the other Credit Documents to the contrary notwithstanding, the Borrower and the Lender agree that they do not intend for the interest or other consideration provided for in this Agreement and the other Credit Documents to be greater than the maximum amount permitted by applicable law. Regardless of any provision in this Agreement or any of the other Credit Documents, the Lender shall not be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the maximum rate of interest permitted to be charged under applicable law until such time, if any, as that interest, together with all other interest then payable, falls within the then applicable maximum lawful rate of interest. If the Lender shall receive, collect or apply any amount in excess of the then maximum rate of interest, the amount that would be excessive interest shall be applied first to the reduction of the principal amount of the Obligations then outstanding in the inverse order of maturity, and second, if such principal amount is paid in full, any excess shall forthwith be returned to the Borrower. In determining whether the interest paid





                                     (39)84
or payable under any specific contingency exceeds the highest lawful rate, the Borrower and the Lender shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) consider all the Obligations as one general obligation of the Borrower, and (d) "spread" the total amount of the interest throughout the entire term of the Note so that the interest rate is uniform throughout the entire term of the Note.

         SECTION 8.16 TERMINATION. This Agreement shall continue until the Obligations shall have been paid in full and the Lender shall have no obligation to make any further Advances, issue any Letters of Credit or extend any other credit hereunder. If on any date on which the Borrower wishes to pay the Obligations in full and terminate this Agreement, there are any outstanding Letter of Credit Borrowings, the Borrower shall, unless otherwise agreed by the Lender in its sole discretion, make a cash prepayment to the Lender on such date in an amount equal to the then-outstanding Letter of Credit Borrowings, and the Lender shall hold such prepayment in an interest-bearing cash collateral account in the name and under the sole control of the Lender (which account shall bear interest at the Lender's then-current rate for such accounts) as security for the Reimbursement Obligations and other Letter of Credit Obligations. Such account shall not constitute an asset of the Borrower but shall be subject to the Borrower's rights under this Section 8.16. The Lender shall from time to time debit such account for the payment of the Letter of Credit Obligations as the same become due and payable and shall promptly refund any excess funds (including interest) held in said account to the Borrower if and when no Letter of Credit Borrowings remain outstanding hereunder and all of the Obligations have been paid in full. The Borrower shall remain liable for any Obligations in excess of the amounts paid from such account. This Agreement, and the obligations of the Borrower hereunder, shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment in whole or in part of any payment made with respect to the Obligations is rescinded or must otherwise be restored or returned to the person making such payment upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or with respect to any part of the property thereof, or otherwise, all as though such payment had not been made.





                                      (40)85

         IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be dated June 19, 1996 and to be duly executed and delivered.


                                     WALL STREET DELI, INC.


                                     By   /s/  Robert G. Barrow
                                       ---------------------------------
                                            Its: President

                                     AMSOUTH BANK OF ALABAMA


                                     By   /s/  Therese M. Sheehy
                                       ---------------------------------
                                             Its Vice President





                                      (41)86